Exhibit 99

Christine A. Leahy, Derica W. Rice Named to Target Corporation’s
Board of Directors

MINNEAPOLIS – August 26, 2020 – Target Corporation (NYSE: TGT) announced today its board of directors elected Christine (Chris) A. Leahy, president, chief executive officer and director of CDW (NASDAQ: CDW), and Derica W. Rice, former executive vice president of CVS Health (NYSE: CVS) and president of CVS Caremark, as directors. Ms. Leahy’s appointment becomes effective January 1, 2021, and Mr. Rice’s appointment becomes effective August 31, 2020.

Ms. Leahy, 56, is president and CEO of CDW, a leading multi-brand technology solutions provider to business, government, education and healthcare customers. Ms. Leahy joined CDW in 2002 and held a series of executive leadership roles prior to being named to her current position in January 2019, including chief revenue officer; senior vice president, international; chief legal officer; corporate secretary; and general counsel. Ms. Leahy also serves as a member of CDW’s board of directors. Prior to CDW, Ms. Leahy spent 11 years at Sidley Austin, most recently as partner. She serves on the boards of the Economic Club of Chicago, Northwestern Memorial Hospital, Junior Achievement of Chicago, and Children’s Home + Aid.

Mr. Rice, 55, served as executive vice president of CVS Health and president of CVS Caremark, the pharmacy benefits management business of CVS Health, from March 2018 through February 2020. Previously, he held various executive positions at Eli Lilly and Company, most recently executive vice president of Global Services and chief financial officer from 2006 to 2017. Mr. Rice is currently a member of The Walt Disney Company’s board of directors and will join the board of directors of Bristol Myers Squibb effective September 1, 2020. He previously served as a member of the board of directors of Target Corporation from 2007 to January 2018.

“Chris and Derica bring broad expertise and unique perspectives that will complement the skills and viewpoints of our current board. In her role as CEO of a premier technology company, Chris’ voice will be a welcome addition to our discussions as we continue to accelerate the growth of our business and invest in our team. We’re pleased Derica is returning to the board. His deep financial acumen and leadership prowess honed over more than 15 years in high-level positions at respected brands will prove more valuable than ever in these challenging times. I welcome both Chris and Derica to Target and am looking forward to their insights as we focus on deepening our trust with guests and advancing our durable strategy,” said Brian Cornell, chairman and CEO of Target.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 1,900 stores and at Target.com. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. For the latest store count or for more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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